UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  November 8, 2011

COHERENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33962	94-1622541
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

5100 Patrick Henry Drive

Santa Clara, CA 95054

(Address of principal executive offices)

(408) 764-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Variable Compensation Plan 2011 Performance Metrics

On October 4, 2011, the Compensation and H.R. Committee (the “Committee”) of the Coherent Board of Directors established performance metrics for fiscal year 2012 under its Variable Compensation Plan (the “VCP”).  The fiscal year 2012 performance metrics are based upon achieving semi-annual (each six month period of the fiscal year) adjusted EBITDA dollar targets, subject to achieving certain thresholds.  For purposes of the VCP, “adjusted EBITDA” is defined as operating income adjusted for VCP, depreciation, amortization, stock compensation expense, major restructuring charges and certain non-operating income or expense items.

The amount each participant may receive can vary between 0% and 200% of the targeted amount.  If the Company fails to meet at least the thresholds for both adjusted EBITDA dollar and revenue for a particular semi-annual period, the participant would not receive any bonus for that particular period.  The adjusted EBITDA dollar and revenue achievement are calculated after the conclusion of each applicable semi-annual fiscal period and the threshold is equal to 80% of the Board-approved operating budget.

On November 8, 2011 the Committee determined to maintain the fiscal year 2012 target bonuses in the VCP for the named executive officers at the same levels used for fiscal year 2010 and 2011 (expressed as a percentage of their respective base salaries): John Ambroseo: 100%; Helene Simonet: 70%; Mark Sobey: 60%; Luis Spinelli: 50%; and Bret DiMarco: 50%.

Fiscal 2012 Salaries

The Committee also determined to maintain the salaries for the named executive officers for fiscal year 2012 at the same level as fiscal year 2011.

Additionally, the Committee granted time-based and performance-based restricted stock units to the named executive officers, which were disclosed in previously filed Form 4s.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COHERENT, INC.
Date: November 15, 2011
	By:	/s/ Bret M. DiMarco
Bret M. DiMarco
Executive Vice President and
General Counsel